Exhibit 10.13(b)

[ipCaptial Group Letterhead]

November 7, 2011

Robert Dilworth
Chairman of the Board and Chief Executive Officer
GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, CA 95062

RE: Engagement Letter for IP Strategy Execution — ADDENDUM #1

Dear Mr. Dilworth:

Under the engagement letter dated October 11, 2011 (the “Engagement Letter”) by and between ipCapital Group, Inc. (“ipCG”) and GraphOn Corporation (“GraphOn”), Graphon engaged ipCG to perform a number of services to assist in the execution of its IP strategy. The details of the engagement are set forth in the above referenced Engagement Letter.

This letter (“ADDENDUM #1”) sets forth the terms of a proposed additional service that ipCG will perform for GraphOn in the scope of work described below.

SCOPE OF WORK

ipCG will facilitate a half-day Invention on Demand® session to capture new inventions at the potential “intersections” between GraphOn’s core technology and an existing consumer-facing computing platform. Creating new and potentially forward-looking inventions around, and on top of, the computing platform could yield some very valuable IP for GraphOn. Example categories of potential GraphOn inventions contemplated here include remote control of other devices, applications, and integration with third-party devices and OSs.

The table below summarizes the scope of work for the proposed additional Invention on Demand® service ipCG will conduct as part of our overall engagement to assist in executing GraphOn’s IP strategy. The Engagement Letter describes the scope of work associated with Action Items #1-13. The additional service is referred to as IP Strategy Action Item #14 in the table below. The work steps and deliverables associated with Action Item #14 are outlined in the original Engagement Letter.

IP Strategy Action Items	ipCG Services (see Detailed Work Steps section of Engagement Letter for more info.)	Initiation of Work (to be confirmed based on mutually agreed upon work schedule)	ipCG Cash Fee	Estimated GraphOn Resources Required (man-days: to be confirmed)
14. Conduct systematic expert invention sessions targeting potential improvements to an existing computing platform based on GraphOn’s core technology	B. Invention on Demand® (half-day)	Nov. 2011	$20,000	3
TOTAL			$20,000	3

Under the scope of this engagement, ipCG will perform the services below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:

1. Timing & Delivery. Work can begin upon acceptance of the terms in this letter. ipCG and GraphOn shall mutually agree upon a project schedule.

2. Compensation. The aggregate cash fee for the Service is $20,000 (“Total Fee”). GraphOn agrees to pay ipCG 100% of the Total Fee ($20,000) upon execution of this letter to initiate the Service. GraphOn agrees to pay the balance of all reasonable out of pocket expenses, estimated at 15% - 20% of the fee, within ten (10) days from date of the invoice for the expenses.

All other terms and conditions are per the Engagement Letter.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Very truly yours,
ipCapital Group, Inc.

By:   /s/ Nancy Cronin
Name:        NANCY CRONIN
Title:          Principal Partner
Date:          11/18/2011

GraphOn agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to GraphOn.

By: /s/ Robert Dilworth
Name:        Robert Dilworth
Title:          CEO
Date:          11/17/2011